Exhibit 99.1

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH ANNOUNCES REORGANIZATION

OF ITS EAP SERVICES GROUP

LEWISVILLE, Texas (February 23, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it is commencing a reorganization of its EAP Services Group. The EAP Services Group provides employee assistance programs to employers; behavioral health administrative services for employer benefit plans and third party payor plans; and managed behavioral health care at-risk services to managed care companies and employer plans.

The reorganization will involve the centralization of most of the business functions of the service group in Lewisville, Texas, where the national support center of the Company is located. The reorganization will also involve focusing on employee assistance programs and terminating the managed behavioral health care at-risk contracts of the services group. The Company has previously disclosed that it does not consider the managed behavioral health care business as part of its core competency. The termination of the managed care contracts is consistent with the Company’s renewed focus on its core competencies.

The Company expects the reorganization to be completed by August 31, 2005. The reorganization will involve personnel changes as well as office location changes. It will also involve a reduction in the total number of employees in the service group. The Company anticipates that the reorganization will involve one-time expenses that will impact earnings in the fourth fiscal quarter of 2005. The Company is reaffirming its earnings guidance for fiscal 2005 of $2.16 per share and believes that the reorganization will have a positive impact on earnings in fiscal 2006.

Horizon Health Corporation is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and administrative behavioral health care services to employers and third party health plan payors and administrators.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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